SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 26, 2001

Transmation, Inc.

(Exact name of registrant as specified in charter)

Ohio	0-3905	16-0874418

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10 Vantage Point Drive, Rochester, New York	14624

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(716) 352-7777

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

     On December 26, 2001, the Registrant issued the following press release:

TRANSMATION COMPLETES DIVESTITURE OF NON-CORE TRANSMATION PRODUCTS GROUP;
SUBSTANTIAL REDUCTIONS IN DEBT BURDEN AND INTEREST EXPENSE ANTICIPATED

ROCHESTER, NY – DECEMBER 26, 2001 – Transmation, Inc. (Nasdaq: TRNS), a leading business-to-business distributor, servicer and manufacturer of test, measurement and calibration instrumentation used in industrial markets, today announced that it has completed the sale of Transmation Products Group (“TPG”) to a wholly-owned subsidiary of Fluke Corporation, a subsidiary of Danaher Corporation (NYSE: DHR). Under the terms of the sale, Transmation received $10.5 million in cash at closing. Substantially all of the proceeds will go to pay down the Company’s indebtedness to Key Bank, N.A. The sale involved the purchase of all of Transmation’s stock in its wholly-owned subsidiary, Altek Industries Corporation, which housed TPG.

Mr. Robert G. Klimasewski, President and Chief Executive Officer of Transmation, Inc., stated: “The strategic core of Transmation’s future is in our ability to satisfy our customers’ test and measurement product and calibration service requirements from one source. Thus, the sale of the non-core Transmation Products Group signals the first milestone toward fully focusing our resources on our Calibration Services and Distribution Products businesses. Our anticipated sale of the MAC division will be the final piece of this strategy.

“When all of our intended divestures of non-core business have been completed, our resulting focus on our strategic businesses should allow us to further penetrate high growth markets such as process, communications, pharmaceutical manufacturing, automotive and aerospace markets.”

Mr. Peter J. Adamski, Vice President, Finance and Chief Financial Officer, commented: “We believe that the divestiture of our TPG business unit enhances our working capital by reducing our interest expense as a result of a substantially reduced debt burden.”

Transmation Products Group’s ISO 9001 manufacturing facility, located in Rochester, NY, produces a broad line of calibration instruments under the Altek and Transmation brand names and is a nationally recognized leader in the design and manufacture of industrial-grade calibration tools. TPG had fiscal 2001 revenues of approximately $9.5 million, or 12.5 percent of total 2001 sales.

Transmation, Inc. is a leading business-to-business distributor, servicer and manufacturer of test, measurement and calibration instrumentation used in industrial markets.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements which are subject to various risks and uncertainties. The Company’s actual results could differ from those anticipated in such forward-looking statements as a result of numerous factors which may be beyond the Company’s control.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSMATION, INC.

Dated:	December 28, 2001	By:	/s/ Robert G. Klimasewski Robert G. Klimasewski President and Chief Executive Officer